UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

CHIRON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RULE 14a-12 LEGEND

Participants in Solicitation

Chiron Corporation and Novartis AG and their respective directors & officers may be deemed to be participants in the solicitation of proxies from Chiron shareholders in connection with the merger. Information about the directors and executive officers of Chiron and their ownership of Chiron’s stock is set forth in the proxy statement for Chiron’s 2005 Annual Meeting of Shareholders.

Investors can obtain more information when the Schedule 13e-3 and the proxy statement become available. Investors should read the Schedule 13e-3 and proxy statement carefully when they become available before making any voting decision.

To: All Employees

From: Howard Pien, chief executive officer

Subject: Chiron and Novartis

Today, Chiron and Novartis have announced an agreement for Novartis to purchase the remaining 58% of Chiron shares that Novartis does not already own for $45.00 per Chiron share in cash.

We have recently made tremendous strides at Chiron, including returning to the U.S. influenza vaccine market, building a compelling oncology pipeline and extending our growth in our blood testing business. We can all be rightfully proud of these achievements. Chiron's non-Novartis directors have unanimously determined that this transaction with Novartis is in the best interests of Chiron's shareholders. We believe that Chiron's businesses will have significant growth opportunities as part of Novartis, which will enable us to continue to bring innovative products to patients.

During the acquisition process, it will be critical for all of us to remain focused on our day-to-day responsibilities. Executing on your work assignments is always important, but never more so than in the coming months. We must continue to deliver on our commitments to our customers and our patients, who depend upon us. We have important goals that must be accomplished in the months ahead, and we cannot let ourselves be distracted during this transitional period.

The agreement is just the first step in the acquisition process. The merger agreement is subject to the approval of the majority of Chiron's stakeholders (other than Novartis), U.S. and European regulatory approvals and other customary closing conditions. Accordingly, the acquisition is expected to be completed in the first half of next year.

Effective at open of market Tuesday November 1, all employees (other than those noted below) who were previously banned from trading in Chiron securities pursuant to the ban imposed on September 7 may again trade in Chiron securities, subject to compliance with Chiron's Policy on Trading on the Basis of Inside Information (hyperlink). You should review it carefully before engaging in any trade. As noted in the policy, employees are at all times prohibited from trading Chiron securities while in possession of material, non-public information.

Chiron is continuing the moratorium on trading for all members of the Executive Committee, the Investor Relations and Corporate Communications departments, and certain members of the finance and law departments and other notified employees. In addition, employees who are assistants or secretaries to any of the foregoing are prohibited from trading in Chiron securities for the time being. We will inform the affected employees when this prohibition has been lifted. A separate e-mail is being sent to those employees who will remain subject to the moratorium. If you have any questions regarding the moratorium, please contact Devang Shah, Corporate Counsel, at ext. 5412 or Michael Levy, Vice President of Corporate Governance, at ext. 4044.

Chiron has accomplished great things in the 24 years since its founding. The work of Chiron scientists and the products that we have developed, manufactured and marketed have improved millions of lives worldwide. We have made these great strides because of our commitment to protecting people through innovative science. This sense of mission should continue to motivate our employees over the months and years to come.

We will be holding employee meetings at our key sites on Monday morning local time, which I would encourage you to attend. Details of those meetings will be forthcoming. We will continue to update you with further information about this situation on an ongoing basis.